                                                                      Exhibit 11


                        Calculation of Earnings per Share


                                                    Three Months            Six Months
                                                   Ended June 30,         Ended June 30,
                                                 ------------------     ------------------
                                                  1997       1996        1997       1996
                                                 -------    -------     -------    -------
Net income (loss)                                $   353    $   (62)    $   698    $  (375)

Preferred Dividends                                   77         53         154         86

Net income (loss) applicable to common shares        276       (115)        544       (461)

Primary net income (loss) per share              $  0.05    $ (0.03)    $  0.10    $ (0.11)

Fully diluted net income per share               $  0.04    $    --     $  0.08    $    --

Primary weighted average number of
    common and common equivalent shares            5,253      4,319       5,236      4,322

Fully diluted average number of common
    and common equivalent shares                   9,023         --       9,007         --